                                    RESOLUTIONS
                                       OF THE
                                 BOARD OF DIRECTORS
                                         OF
                                BMC INDUSTRIES, INC.


                                 FEBRUARY 20, 1998


     RESOLVED, that the restated Bylaws (the "Bylaws") of BMC Industries, Inc. (the "Company") are hereby amended by striking out Article II, Section 3, reading as follows:

     "     Section 3.     SPECIAL MEETINGS.  Special meetings of the
     stockholders may be called by the chief executive officer, the chief financial officer, two or more directors or a stockholder or stockholders holding ten percent or more of the voting power of all shares entitled to to vote, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25 percent or more of the voting power of all shares entitled to vote. Special meetings shall be held on the date and at the time and place fixed by the chief executive officer or the Board, or in Hennepin County, Minnesota at the place fixed by a stockholder or stockholders lawfully calling a meeting. The business to be transacted at a special meeting shall be limited to the purposes stated in the notice of the meeting."

And substituting therefore the following:

     "    Section 3.     SPECIAL MEETINGS.  Special meetings of the
     stockholders may be called by the chief executive officer, the chief financial officer, two or more directors or a stockholder or stockholders holding ten percent or more of the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the Board for that purpose, must be called by 25 percent or more of the voting power of all shares entitled to vote.
     A stockholder or stockholders holding the voting power to lawfully call a meeting, may demand a special meeting of shareholders by written notice of demand given to the chief executive officer or chief financial officer and containing the purpose of the meeting. Within 30 days after receipt of the demand by one of those officers, the Board shall cause a special meeting of stockholders to be called and held no later than 90 days after receipt of the demand, all at the expense of the corporation.
      If the Board fails to cause a special meeting to be called and held as required herein, a stockholder or stockholders making the demand may call a meeting by giving notice as required by Section 302.A.435, Minnesota Statutes, all at the expense of the corporation.

     Special meetings shall be held on the date and at the time and place fixed by the chief executive officer, the chief financial officer or the Board, except that a special meeting called by or at the demand of a stockholder or stockholders hereunder shall be held in the county where the principal executive office is located."